Exhibit 11.1

Consent of Independent Accountants

The Board of Directors

Medalist Diversified REIT, Inc.

Richmond, Virginia

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our independent accountant’s report dated April 28, 2017 relating to the consolidated balance sheets of Medalist Diversified REIT, Inc. as of December 31, 2016 and 2015 and of the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2016 and for the period from inception (September 28, 2015) through December 31, 2015.

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our independent accountant’s report dated July 24, 2017 relating to the statements of revenues and certain expenses of Medalist Fund I-A, LLC for the years ended December 31, 2016 and 2015.

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our independent accountant’s report dated July 27, 2017 relating to the statements of revenues and certain expenses of Medalist Properties 8, LLC for the years ended December 31, 2016 and 2015.

/s/ Keiter

Glen Allen, Virginia

July 27, 2017